Adamis Pharmaceuticals Corporation 8-K

Adamis Pharmaceuticals Announces 2020 Financial Results and Business Update

Phase 2/3 clinical trial for Tempol for the prevention of hospitalizations in patients with COVID-19 expected to initiate in the second quarter of 2021

Management to host webcast/conference call today at 2 p.m. PDT / 5 p.m. EDT

SAN DIEGO – April 15, 2021 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a biopharmaceutical company developing and commercializing specialty products for respiratory disease, allergy and opioid overdose, today announced financial results for the year ended December 31, 2020 and provided a business update.

“Adamis made significant advancements over the past year and that momentum has carried over into 2021,” stated Dennis J. Carlo, Ph.D., President and Chief Executive Officer of Adamis Pharmaceuticals. “We completed the transition of SYMJEPI to our new commercial partner, US WorldMeds, and we look forward to its continued market penetration and sales growth in 2021. As we announced earlier this week, we recently met with the FDA to discuss the regulatory path forward for ZIMHI in the treatment of opioid overdose, and we intend to resubmit our NDA to the FDA. We also intend to commence our Phase 2/3 clinical trial for Tempol in the second quarter of this year, to evaluate the use of Tempol for the prevention of hospitalization of patients with COVID-19. Earlier this year, we completed an underwritten public offering that raised net proceeds of approximately $48.6 million, which provides the financial flexibility we need to move our programs forward. Adamis has an opportunity to reach several meaningful inflection points that could make 2021 a transformative year for the company.”

Product and Pipeline Updates and Other Corporate Developments

SYMJEPI (epinephrine) Injection

•	In October 2020, the SYMJEPI product line, for use in the emergency treatment of acute allergic reactions, completed its transition to a new commercial partner, US WorldMeds.

•	In January 2021, the SYMJEPI products became available through the Walgreens Prescription Savings Club. The products are being offered at a discounted price of $99.99 per two-pack, which the company believes is the lowest price for an epinephrine device in the U.S.

ZIMHI (naloxone) Injection

•	Adamis submitted responses to the FDA to address the deficiencies identified in a complete response letter (CRL) received in November. Adamis recently met with the FDA to discuss the responses. After the meeting, and based on discussions with the agency, Adamis expects to resubmit the Naloxone NDA within the next 45 days.

•	Recently, the U.S. Patent and Trademark Office allowed one of Adamis’ patent applications relating to ZIMHI. The claims allowed describe a naloxone composition at a dose greater than or equal to five milligrams configured for administration as an injection.

Tempol

•	In June 2020, Adamis entered into an exclusive worldwide license for a novel patented compound, Tempol, for the treatment of all respiratory diseases including asthma, respiratory syncytial virus, influenza and COVID-19. Additionally, the license also includes the use of Tempol for reducing radiation dermatitis in patients undergoing treatment for cancer.

•	In February 2021, the company announced results from a study in collaboration with Stanford University demonstrated that Tempol inhibited the release of multiple cytokines from activated immune cells of COVID-19 patients, which may be a unique mechanism of action for the agent. In-vivo preclinical data from a hamster virus challenge model has shown an attenuation of the lung pathology and more rapid healing in animals treated with Tempol. This animal model has been used successfully to test vaccines and monoclonal antibodies against COVID-19. These results further support the clinical program of testing Tempol in early COVID.

•	The company’s IND relating to a protocol for a clinical trial of Tempol in COVID-19 patients received FDA clearance in January 2021. Adamis expects to begin the Phase 2/3 trial during the second quarter of 2021 to examine the effects of Tempol on preventing hospitalization in subjects with COVID-19 infection.

Drug Outsourcing Facility

•	In January, the company announced that it had entered into a non-binding letter of intent with a potential buyer for the sale of substantially all of the assets of its US Compounding, Inc. (USC) registered outsourcing facility subsidiary. Under the terms of the LOI, the buyer would acquire substantially all of the assets of USC, in exchange for a total gross consideration that could range from approximately $10-$20 million, before transaction fees and expenses and other potential post-closing adjustments. Any definitive agreement would be subject to approval by the respective parties, including approval by the board of directors of Adamis, and would likely include customary provisions, including representations and warranties of Adamis and USC, restrictive covenants and indemnification provisions.

2020 Financial Results

Total revenues for the year ended December 31, 2020 and 2019 were $16.5 million and $22.1 million, respectively. The total revenue decrease was primarily attributable to a decline in sales of products by USC due to restrictions and limitations on outpatient surgery and other medical procedures caused by the COVID-19 pandemic, and related impacts of the pandemic on sales and marketing efforts.

Selling, general and administrative expenses for the years ending December 31, 2020 and 2019 were approximately $30.6 million and $25.3 million, respectively. The increase was primarily due to the $7.9 million contingent liability related to the Nephron litigation, offset by the decreases in selling expenses at USC.

Research and development expenses were approximately $8.3 million and $10.4 million for the years ended December 31, 2020 and 2019, respectively. The decrease was primarily due to a decrease in development expense for the company’s pipeline candidates.

Cash and equivalents at the end of the year was approximately $6.9 million. In January and February 2021, the company received approximately $5.9 million and $48.6 million from the exercise of warrants and an equity financing transaction, respectively.

Targeted Potential Milestones

•	Resubmit the ZIMHI NDA to FDA within the next 45 days
•	Start of Phase 2/3 clinical trial of Tempol in COVID-19 patients in the second quarter of 2021
•	Progress from non-binding term sheet to executed purchase agreement for the sale of USC outsourcing division in the second half of 2021
•	On-going market penetration and increasing sales of SYMJEPI in the U.S. throughout 2021
•	Approval and commercial launch of ZIMHI

Conference Call

Adamis will host a conference call and live webcast today, April 15, 2021 at 2 p.m. PDT (5 p.m. EDT) to discuss its financial and operating results for the fourth quarter 2020 and year ended December 31, 2020, as well as provide an update on business developments and activities.

U.S. Dial-in (Toll Free): 1-877-423-9813

TOLL/International Dial-In: 1-201-689-8573

Conference ID: 13718949

Webcast:  http://public.viavid.com/index.php?id=144486

If you are unable to participate in the live call, a replay will be available shortly after the live event. To listen to the replay please visit the events page of the Adamis investor relations section of the company website at http://ir.adamispharmaceuticals.com/presentations.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose, is currently under FDA review. Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma, and COPD. The company’s subsidiary, US Compounding Inc., compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States. For additional information about Adamis Pharmaceuticals, please visit www.adamispharmaceuticals.com.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or beliefs or that otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the company’s beliefs concerning its ability to satisfactorily respond to the matters raised in the FDA’s Complete Response Letter (CRL) relating to the company’s New Drug Application (NDA) for the ZIMHI product, the results of the company’s Type A meeting with the FDA regarding the ZIMHI NDA, and the company’s ability to prepare and resubmit the ZIMHI NDA to the FDA within the time period anticipated by the company, and whether the FDA will accept a resubmitted NDA for review; the company’s beliefs concerning the results of any future studies or clinical trials that the company may conduct relating to Tempol, ZIMHI or its other products or product candidates; the company’s beliefs concerning the anticipated timing of commencement of clinical studies relating to Tempol; the company’s beliefs concerning anticipated commencement and completion dates for clinical trials; the company’s beliefs concerning its ability to commercialize its products and product candidates; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of SYMJEPI, ZIMHI or its other products and product candidates; statements about strategies, objectives and our future goals and achievements; future financial results of the company and its subsidiaries; future development and regulatory actions concerning the company’s product candidates; expectations and goals for future growth; guidance regarding future periods; the outcome of the transactions contemplated by the non-binding letter of intent relating to USC; and other statements concerning our future operations and activities. Statements in this press release concerning future events depend on several factors beyond the company's control, including the absence of unexpected developments or delays, market conditions, and the regulatory approval process, and are only predictions and involve known and unknown risks, uncertainties and other factors which may cause Adamis' actual results to be materially different from these forward-looking statements. There can be no assurances concerning the results of the company’s Type A meeting with the FDA regarding the company’s NDA relating to ZIMHI, the timing of any resubmission of the NDA, or that the company will be able to successfully take any actions or develop any additional information that the FDA may require in connection with its review of any resubmitted NDA for ZIMHI. The FDA may require additional studies, or other actions, data or information, relating to the ZIMHI NDA. There can be no assurances that the FDA will regarding the company’s responses to the matters raised in the ZIMHI CRL as satisfactory, concerning the timing or costs of any additional actions that may be required in connection with any resubmission of the NDA, concerning the timing of any resubmission of the ZIMHI NDA, that the FDA will approve any resubmitted NDA relating to our ZIMHI product, that the company will be successful in any formal dispute resolution appeal process with the FDA, or that the product will be able to compete successfully in the market if approved and launched. We may not achieve one or more of the target future milestones described in the press release either within the anticipated time periods or at all. In addition, forward-looking statements concerning our anticipated future activities assume that we have sufficient funding to support such activities and continue our operations and planned activities. As discussed in our filings with the Securities and Exchange Commission, we may require additional funding, and there are no assurances that such funding will be available if required. Failure to timely obtain required funding would adversely affect us and could require us to materially reduce or suspend operations or one or more clinical trials or other product development activities, or delay or prevent our ability to realize the results contemplated by such forward looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2020, and our subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, any forward-looking statements in this press release speak only as the date of this press release, and Adamis expressly disclaims any obligation to update any forward-looking statements.

Contact:

Investor Relations at

Adamis Pharmaceuticals Corporation

(858) 997-2400 option 3

IR@adamispharma.com